SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 5, 2005

Date of Report (date of earliest event reported)

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of Registrant as specified in charter)

Delaware

001-15925

13-3893191

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 Franklin Road, Suite 400

Brentwood, Tennessee 37027
(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 373-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240 ..14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On January 5, 2005, Community Health Systems Professional Services Corporation (“CHSPSC”), an indirect wholly-owned subsidiary of Community Health Systems, Inc. (the “Company”), entered into a Participation Agreement (herein so called) with HealthTrust Purchasing Group, L.P. (“HPG”).  HPG is a group purchasing organization, and entering into the Participation Agreement will afford the subsidiaries and certain affiliates of the Company the ability to purchase goods and services under pricing and terms arranged for by HPG with various vendors.  The purchasers of the goods and services may be entitled to discounts and/or rebates from the vendors.  Except to a limited extent as provided in the Participation Agreement, HPG will be the exclusive independent group purchasing organization for the Company and its subsidiaries and certain affiliates.  The term of the Participation Agreement is January 1, 2005 through December 31, 2009, with automatic renewal terms of one (1) year each, unless either party gives notice not less than 120 days prior to the end of the initial term or any subsequent renewal term.  The Participation Agreement is also subject to rights of termination by HPG upon the occurrence of uncured defaults and upon other events affecting the ownership of the Company.

Prior to entry into the Participation Agreement, the Company had no existing relationship with HPG.  As provided in the Participation Agreement and in consideration of entering into the Participation Agreement, CHSPSC will become a minority limited partner in HPG, however, the ownership percentage is not capable of determination at this time.

ITEM 9.01. Financial Statements and Exhibits.

Exhibit 10.1           Participation Agreement dated effective as of January 1, 2005, by and between Community Health Systems Professional Services Corporation and HealthTrust Purchasing Group, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 7, 2005	COMMUNITY HEALTH SYSTEMS, INC.
(Registrant)

	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board,
President and Chief Executive Officer
(principal executive officer)

	By:	/s/ W. Larry Cash
W. Larry Cash
Executive Vice President, Chief Financial Officer
and Director
(principal financial officer)